Exhibit 99.1

FOR IMMEDIATE RELEASE:

For further information, please contact: Nancy Udell, S.V.P., PR & Advertising (561) 682-4195 Maria Dinoia, Senior Publicist (561) 682-4134	Investor Contact: Tom Severson, S.V.P. & Chief Financial Officer (561) 659-4122 Cheryl Scully, Director, Treasury and Investor Relations (561) 682-4211

PAXSON CLOSES ON $20 MILLION STATION SALE
TO TELEFUTURA

(West Palm Beach, FL – May 30, 2003) – Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”) today announced that it has completed the sale of its television station, KAPX-TV, serving Albuquerque, New Mexico, the nation’s 49th largest market, to Telefutura Television Group, Inc., a wholly-owned subsidiary of Spanish-language media company Univision Communications Inc. (NYSE-UVN). The Company received cash proceeds of $20.0 million. PAX plans to replace the coverage with cable and satellite in the Albuquerque market.

Paxson’s Chairman and CEO, Lowell “Bud” Paxson, commented, “Our recent station transactions have continued to demonstrate that we’re capitalizing on strong valuations for our television stations. With this sale of the Albuquerque station for a purchase price of $20 million, we’ve completed our liquidity plan and now have over $100 million of cash on hand.”

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 88% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original series include, “Sue Thomas: F.B.Eye,” starring Deanne Bray, “Doc,” starring recording artist Billy Ray Cyrus and “Just Cause” starring Richard Thomas and Lisa Lackey. Other original PAX series include “It’s A Miracle” and “Candid Camera.” For more information, visit PAX TV’s website at www.pax.tv.

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